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                                                                    EXHIBIT 12.1

                                  THE COMPANY

                       RATIO OF EARNINGS TO FIXED CHARGES
                            (DOLLARS IN THOUSANDS)

                                                                         YEAR ENDED
                                                                        DECEMBER 31,
                                                              ------------------------------
                                                                  1996              1997
                                                              ------------      ------------
Pre-tax loss from continuing operations.....................   $(48,488)         $(74,757)
                                                               --------          --------
Fixed charges:
  Interest expense and amortization of debt discount and
     premium on all indebtedness............................     37,742            78,185
Rentals:
  Rent expense(1)...........................................        719             1,521
  Preferred dividend requirement............................        496               882
                                                               --------          --------
          Total fixed charges...............................     38,957            80,588
                                                               --------          --------
Earnings before income taxes and fixed charges..............   $ (9,531)         $  5,831
                                                               ========          ========
Ratio of earnings to fixed charges(2).......................         --                --
                                                               ========          ========

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(1) For leases where the interest factor can be specifically identified, the actual interest factor was used. For all other leases, the interest factor is estimated at one-third of total rent expense for the applicable period which management believes represents a reasonable approximation of the interest factor.

(2) The Company's earnings for the years ended December 31, 1996 and 1997 were inadequate to cover fixed charges by $48,488 and $74,757, respectively.